Exhibit 3.1
Execution Copy
CERTIFICATE OF DESIGNATIONS OF
SERIES B CUMULATIVE PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE,
OF
IMAGE ENTERTAINMENT, INC.
Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware

IMAGE ENTERTAINMENT, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended from time to time (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly approved and adopted the following resolution on December 20, 2009, and the resolution was adopted by all necessary action on the part of the Corporation:
RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of 30,000 shares of Preferred Stock, par value $0.0001 per share, having the voting powers and such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:
Section 1. Designation. The designation of the series of preferred stock of the Corporation is “Series B Cumulative Preferred Stock,” par value $0.0001 per share (the “Series B Preferred Stock”). Each share of the Series B Preferred Stock shall be identical in all respects to every other share of the Series B Preferred Stock. The Series B Preferred Stock shall be perpetual.
Section 2. Number of Shares. The authorized number of shares of Series B Preferred Stock is 30,000. Shares of Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series B Preferred Stock may be reissued only as shares of any series other than Series B Preferred Stock).
Section 3. Defined Terms and Rules of Construction.
(a) Definitions. As used herein with respect to the Series B Preferred Stock:
“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Board of Directors” shall mean the board of directors of the Corporation.
“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Los Angeles, California generally are authorized or obligated by law, regulation or executive order to close.
“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof, as they may be amended from time to time.
“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.
“Certificate of Designations” shall mean this Certificate of Designations relating to the Series B Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as amended or corrected from time to time, including by this Certificate of Designations.
“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.
“Corporation” shall mean Image Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware, and any successor thereof.
“Fiscal Quarter” shall mean any quarter of a Fiscal Year.
“Fiscal Year” shall mean the fiscal year of the Corporation ending on March 31 of each year.
“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series B Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or both.
“Liquidation Preference” shall initially mean for each share of Series B Preferred Stock, the Series B Preferred Original Issue Price.
“Original Issue Date” shall mean January 8, 2010.
“Parity Stock” shall mean any class or series of Capital Stock (other than the Series B Preferred Stock) that ranks equally with the Series B Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).
“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.
“Preferred Stock” shall mean any and all series of preferred stock of the Corporation, including the Series B Preferred Stock.
“Reorganization Event” shall have the meaning ascribed to it in Section 7(a).
“Series B Original Issue Price” shall mean $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.
“Series B Preferred Stock” shall have the meaning ascribed to it in Section 1.
“Subsidiary” shall mean any company, partnership, limited liability company, joint venture, joint stock company, trust, unincorporated organization or other entity of which the Corporation owns at least 50% of the Voting Stock of such entity.
“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the board of directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).
(b) Rules of Construction. Unless the context otherwise requires: (i) a term has the meaning assigned to it herein; (ii) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (iii) words in the singular include the plural, and in the plural include the singular; (iv) “or” is not exclusive; (v) “will” shall be interpreted to express a command; (vi) “including” means including without limitation; (vii) provisions apply to successive events and transactions; (viii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (ix) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; and (x) headings are for convenience only.
Section 4. Dividends.
(a) Dividends on Series B Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis out of funds legally available therefor, prior to the payment of any other dividends to any class or series of Capital Stock of the Corporation, cumulative, compounding dividends at an annual rate equal to 12.0% of the Liquidation Preference (the “Dividend Rate”). Such dividends shall accrue, whether or not declared, and shall be cumulative; provided that such dividends shall be payable only when, as and if declared by the Board of Directors. Such dividends on each share of Series B Preferred Stock shall accrue automatically on a daily basis during each fiscal period of the Corporation commencing as of the date on which such share of Series B Preferred Stock was issued without any action on the part of the Board of Directors and shall be paid in cash. Dividends accrued on each share of Series B Preferred Stock will be compounded quarterly on the last day of each Fiscal Quarter of the Corporation with the effect that an additional dividend shall accrue on such shares at the Dividend Rate on the amount so compounded until such amount is actually paid. If not declared and paid earlier, such dividends shall be paid upon liquidation as set forth in Section 5(a). So long as any shares of Series B Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other shares of Preferred Stock or Common Stock, nor shall any shares of Preferred Stock or Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation (except for acquisitions of Preferred Stock or Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends set forth in this Section 4(a) on the Series B Preferred Stock shall have been paid or declared and set apart for payment.
(b) Priority of Dividends. Subject to Sections 4(a), 4(b) and 6, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or an authorized committee thereof may be declared and paid on any Capital Stock, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.
Section 5. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the sum of (a) the Liquidation Preference per share of the Series B Preferred Stock plus (b) the amount per share equal to all accrued but unpaid dividends thereon. To the extent such amount is paid in full to all holders of Series B Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(b) Partial Payment. If in connection with any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay all amounts due in full to all holders of Series B Preferred Stock and all holders of Parity Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate amounts due to the holders of Series B Preferred Stock and the holders of all such other Parity Stock.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation, but instead shall be subject to the provisions of Section 7.
Section 6. Voting Rights.
(a) General. Except as required by law or as set forth herein, the holders of shares of Series B Preferred Stock shall not have voting rights.
(b) Class Voting Rights as to Particular Matters. For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting any of the actions described in clauses (1) through (3) below:
(1) Dividends, Repurchase and Redemption.
(A) The declaration or payment of any dividend or distribution on Common Stock, other Junior Stock or Parity Stock (other than a dividend payable solely in Junior Stock) if, at the time of such declaration, payment or distribution, dividends on the Series B Preferred Stock have not been paid in full in cash; or
(B) The purchase, redemption or other acquisition for consideration by the Corporation, directly or indirectly, of any Common Stock, other Junior Stock or Parity Stock (except as necessary to effect (1) a reclassification of Junior Stock for or into other Junior Stock, (2) a reclassification of Parity Stock for or into other Parity Stock with the same or lesser aggregate Liquidation Preference, (3) a reclassification of Parity Stock into Junior Stock, (4) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (5) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount or (6) the exchange or conversion of one share of Parity Stock into Junior Stock), in each case if, at the time of such purchase, redemption or other acquisition, dividends on the Series B Preferred Stock have not been paid in full in cash;
(2) Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Certificate of Designations so as to adversely affect the relative rights, preferences, privileges or voting powers of the Series B Preferred Stock; or
(3) Authorizations, Issuances and Reclassifications. The authorization of, issuance of, or reclassification into, Parity Stock (including additional shares of the Series B Preferred Stock) or Capital Stock that would rank senior to the Series B Preferred Stock.

Section 7. Reorganization Events.
(a) In the event of:
(i) any consolidation or merger of the Corporation with or into another Person or of another Person with or into the Corporation;
(ii) any sale, transfer, lease or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety; or
(iii) any statutory share exchange of the Corporation with another Person (other than in connection with a merger or acquisition), in each case in which holders of Common Stock would be entitled to receive cash, securities or other property for their shares of Common Stock (any such event specified in this Section 7(a), a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holder thereof, be exchanged for an amount in cash equal to the sum of (1) the Liquidation Preference per share of the Series B Preferred Stock plus (2) an amount per share equal to accrued but unpaid dividends on the Series B Preferred Stock.
(b) Notwithstanding anything to the contrary, Section 7(a) shall not apply in the case of, and a Reorganization Event shall not be deemed to be, a merger, consolidation, reorganization or statutory share exchange (i) among the Corporation and its direct and indirect Subsidiaries or (ii) between the Corporation and any Person for the primary purpose of changing the domicile of the Corporation (a “Internal Reorganization Event”). Without limiting the rights or the holders of the Series B Preferred Stock set forth in Section 6(b)(2), the Corporation shall not effectuate an Internal Reorganization Event unless the Series B Preferred Stock shall be outstanding as a class of preferred stock of the surviving company having the same rights, terms, preferences, liquidation preference and accrued and unpaid dividends as the Series B Preferred Stock in effect immediately prior to such Internal Reorganization Event, as adjusted for such Internal Reorganization Event pursuant to this Certificate of Designations after giving effect to any such Internal Reorganization Event. The Corporation (or any successor) shall, within 20 days of the occurrence of any Internal Reorganization Event, provide written notice to the holders of the Series B Preferred Stock of the occurrence of such event. Failure to deliver such notice shall not affect the operation of this Section 7(b) or the validity of any Internal Reorganization Event.
Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series B Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.
Section 9. Notices. All notices or communications in respect of the Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series B Preferred Stock is issued in book-

entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series B Preferred Stock in any manner permitted by such facility.
Section 10. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.
Section 11. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.
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In Witness Whereof, the Corporation has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 8th day of January, 2010.

IMAGE ENTERTAINMENT, INC.
By:	/s/ JEFF M. FRAMER
	Name:	Jeff M. Framer
Its: President and Chief Financial Officer